Exhibit 99.1

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355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports

Third Quarter 2024 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – November 13, 2024 - CVD Equipment Corporation (NASDAQ: CVV) today announced its financial results for the third quarter ended September 30, 2024.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “We are pleased that CVD’s third quarter 2024 revenue was $8.2 million, representing a 31.4% increase from the prior year period, which supported an improvement in operating performance and system gross margins. It is also encouraging that our September 30th backlog was $19.8 million, meaningfully higher than our 2023 year-end backlog. We are staying the course on our strategic efforts to build critical customer relationships, while carefully managing our costs to achieve our goal of long-term profitability and positive cash flow, while simultaneously focusing on growth and return on investment."

“We continue to see an ongoing recovery of our Aerospace and Defense market segment. In early November, we received a $3.5 million follow on order for our CVI/CVD3500 system from an existing aerospace customer.”

“The silicon carbide market has remained quite dynamic, with ongoing overcapacity and declining wafer pricing,” continued Mr. Lakios. “That said, SiC wafer producers are quickly transitioning to 200mm production to stay competitive, and CVD is making progress with the shipment of our first PVT200 system during the third quarter. As we stated previously, this was a strategic order for SiC 200mm crystal boule growth that we received in the first quarter of 2024. The performance of the system is currently being evaluated for production by our now second PVT account. In addition, we are continuing to support both our PVT150 and PVT200 products in the field.”

Mr. Lakios added, "Our order and revenue levels continue to fluctuate given the nature of the emerging growth end markets we serve.”

Third Quarter 2024 Financial Performance

●	Revenue of $8.2 million, an increase of 31.4% year over year primarily due to higher CVD Equipment system revenues and an increase in gas delivery system revenues by our SDC segment.
●	In the third quarter of 2023, we recognized an increase in revenue of $0.8 million that was the result of a modification of a customer contract.
●	Backlog as of September 30, 2024 of $19.8 million, a decrease from $24.0 million at June 30, 2024 and increase from $18.4 million at December 31, 2023.
●	During the quarter, we recognized a $1.0 million non-cash charge to reduce our PVT150 inventory to net realizable value. This charge was recognized as a result of changes in the overall market for equipment for 150mm SiC wafers.
●	Our gross profit margin percentage improved due to improvements in contract mix but was offset by the inventory charge.

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●	The Company recognized a $0.6 million gain on the sale of equipment by its MesoScribe subsidiary. MesoScribe fulfilled its final orders of $0.7 million during the quarter and ceased operations as of September 30, 2024.
●	Operating income of $77,000 as compared to an operating loss of $1.0 million in the prior year third quarter.
●	Net income of $0.2 million or $0.03 per basic and diluted share, compared to a net loss of $0.8 million or $0.30 per basic and diluted share during the prior year third quarter
●	Cash and cash equivalents as of September 30, 2024 of $10.0 million as compared to $14.0 million as of December 31, 2023.

Third Quarter 2024 Operational Performance

●	Orders for the third quarter were $4.1 million principally from our CVD Equipment segment as compared to $4.1 million in the prior year third quarter. Orders for the first nine months of 2024 were $21.0 million as compared to $19.9 million for the first nine months of 2023.
●	We continue to make investments in both research and development and sales and marketing, focused on our three key strategic markets – aerospace & defense, high power electronics and EV battery materials / energy storage.

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or international (201) 389-0925. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13749891.

A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal and physical vapor transport process equipment, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include aerospace & defense (ceramic matrix composites), high power electronics (silicon carbide), and EV battery materials / energy storage (carbon nanotubes, graphene, and silicon nanowires). Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT systems; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

For further information about this topic please contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$8,194	$6,234	$19,462	$19,998
Cost of revenue	6,359	4,636	15,158	14,579
Gross profit	1,835	1,598	4,304	5,419
Operating expenses:
Research and development	644	704	2,055	1,865
Selling	423	434	1,268	1,281
General and administrative and other	1,316	1,450	4,057	*4,683
Gain on sale of equipment	(625)	-	(625)	-
Total operating expenses, net	1,758	2,588	6,755	7,829
Operating income (loss)	77	(990)	(2,451)	(2,410)
Net income (loss)	$203	$(753)	$(2,030)	$(1,906)
Basic and diluted income (loss) per share	$0.03	$(0.11)	$(0.30)	$(0.28)

* Includes loss on sale of Tantaline subsidiary of $0.2 million and an impairment charge related to MesoScribe fixed assets of $0.1 million.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$10,005	$14,025
Accounts receivable, net	5,124	1,906
Contract assets	1,348	1,604
Inventories	2,558	4,454
Other current assets	892	852
Total current assets	19,927	22,841
Property, plant and equipment, net	11,909	12,166
Other assets	10	18
Total assets	$31,846	$35,025

Liabilities and Stockholders’ Equity
Current liabilities	$6,669	$8,554
Long-term debt, net of current portion	203	268
Total stockholders’ equity	24,974	26,203
Total liabilities and stockholders’ equity	$31,846	$35,025

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2023.

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